UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   __________


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: February 25, 1999


                               DYNEX CAPITAL, INC.
               (Exact Name of Registrant as Specified in Charter)


   Virginia                       1-9819                    52-1549373
(State or Other           (Commission File Number)        (IRS Employer
Jurisdiction of                                         Identification No.)
  Incorporation)

10900 Nuckols Road, 3rd Floor, Glen Allen, Virginia              23060
     (Address of Principal Executive Offices)                  (Zip Code)


                                 (804) 217-5800
              (Registrant's telephone number, including area code)

Item 5.       Other Events.

     As disclosed in previous filings, on June 10, 1998, Dynex Capital, Inc. (the "Company" or "Dynex") entered into various agreements (the "Agreements") with AutoBond Acceptance Corporation ("AutoBond") (Amex: ABD) and AutoBond Master Funding Corporation V ("Funding"), a wholly-owned subsidiary of AutoBond, whereby the Company would provide Funding with limited funding over a one year period to finance its purchase of retail installment contracts from AutoBond up to $20 million per month. These Agreements were subsequently amended to increase the funding amount to $25 million per month and to extend the term through November 30, 1999. AutoBond is a specialty consumer finance company that underwrites, acquires, services and securitizes retail installment contracts originated by automobile dealers to borrowers that are credit impaired. In exchange, the Company, through an affiliate, received an option to purchase
5.5 million shares of common stock of AutoBond held by the three principal shareholders of AutoBond, for a price of $6.00 per share. The Company also purchased from AutoBond a $3.0 million senior note convertible into 500,000 shares of AutoBond's common stock. To date, the Company has funded $169 million of funding notes related to auto contracts with a principal balance of $163 million. As of February 15, 1999, the outstanding balance of the collateral is $145 million and the outstanding balance of the funding notes is $149 million. The funding notes had a weighted average coupon of 7.7% and the collateral has a weighted average coupon of 19.8%. The funding notes receive all the cash (less servicing fees) received on the auto loans until paid in full. The Company finances these funding notes with a $100 million committed credit facility through Daiwa Finance Corp.

     In anticipation of exercising the stock option and also to perform compliance review procedures as allowed for under the Agreements, Dynex notified AutoBond in late December that the Company would be performing due diligence and compliance procedures beginning January, 1999. Dynex hired outside consultants, experienced in subprime auto lending, to assist in designing and performing the various tests and procedures. These tests and procedures included, among others, the testing of compliance with AutoBond's underwriting criteria using a statistically significant sample of loans. In late January, Dynex received the results from the underwriting compliance tests which showed that a significant number of loans contained material deviations from AutoBond's underwriting criteria. Also during the due diligence process, AutoBond failed to provide Dynex and its consultants with a significant amount of requested information. Based on these findings and results, the Company notified AutoBond of these breaches to the Agreements, and discontinued funding. Subsequent to giving AutoBond notice of the breaches, Dynex personnel and one of the consultants met with AutoBond personnel over a three day period to review the results of the underwriting compliance tests. As Dynex maintained its position that the underwriting criteria were those attached to the Agreements, the parties were unable to agree on the underwriting criteria under which the loan files should be tested. Since February 8, 1999, AutoBond has refused access for Dynex personnel, its advisors and consultants to the loan files and related records, creating an additional breach under the Agreements.

     As a consequence of the breaches by AutoBond, Dynex has filed suit against AutoBond in the Federal district court of the Eastern District of Virginia seeking declaratory relief with respect to its rights and obligations under these Agreements. AutoBond has filed suit against Dynex in the district court of Travis County, Texas alleging breach of contract and other claims.

     The outside consultants also performed various tests and procedures to determine AutoBond's compliance with its servicing procedures and guidelines. In early February, Dynex received the results from the servicing compliance tests, which highlighted certain irregularities. Based upon such report, Dynex analyzed the loan data information that it has received monthly from AutoBond. Based upon such analysis, Dynex determined that the delinquency ratio reported and certified by AutoBond was understated, and that the delinquency ratio was such that a "Triggering Event" had occurred as specified in the Agreements. Such Triggering Event allowed Dynex to immediately terminate AutoBond as servicer. On February 22, 1999, Dynex notified AutoBond that it was terminating its servicing arrangement due to the Triggering Event, and named Systems & Services Technologies as successor servicer.

     To this date AutoBond has still denied Dynex access to the loan files and related information, and has not cooperated on the servicing transfer.

Item 7.       FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit
Number        Exhibit
99.1          Dynex Capital, Inc. Press Release, dated February 25, 1999
              (filed herewith).




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    February 25, 1999               DYNEX CAPITAL, INC.


                                         By:     /s/ Lynn K. Geurin

                                                 Lynn K. Geurin
                                                 Executive Vice President and
                                                 Chief Financial Officer

                                  EXHIBIT INDEX



                                                                  Sequentially
Exhibit                                                           Numbered Page

Dynex Capital, Inc. Press Release, dated February 25, 1999.              I